Exhibit 4(h)


                                 REGISTERED BOND


       This bond has is not transferable except to a successor trustee under the Indenture and Deed of Trust (the 2002 Indenture), dated as of May 1, 2002, from the Company to The Bank of New York, as trustee, as such 2002 Indenture may be supplemented and amended.

                         ONCOR ELECTRIC DELIVERY COMPANY
                              FIRST MORTGAGE BOND,
                             7.250% SERIES DUE 2033


No. R-1

ORIGINAL INTEREST                                PRINCIPAL AMOUNT: $350,000,000
ACCRUAL DATE:  December 20 2002

INTEREST RATE:  7.250%                           MATURITY DATE: January 15, 2033

INTEREST PAYMENT DATE(S):
January 15, July 15 and Maturity Date

     ONCOR ELECTRIC DELIVERY COMPANY, a corporation of the State of Texas (hereinafter called the Company), for value received, hereby promises to pay to THE BANK OF NEW YORK, AS TRUSTEE UNDER THE 2002 INDENTURE, or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, New York, or at the office or agency of the Company, in the City of Dallas, Texas,

                          SEVEN HUNDRED MILLION DOLLARS

on the Maturity Date specified above in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, and to pay to the registered owner hereof interest thereon, from the Original Interest Accrual Date specified above or from the most recent interest payment date to which interest has been paid on this bond, in each case, at the Interest Rate specified above, such interest to be payable on the Interest Payment Date(s) specified above and on the Maturity Date (each an Interest Payment Date), commencing on the Interest Payment Date next succeeding the date of authentication of this bond, in each case in like coin or currency at such office or agency on the Interest Payment Date, until the Company's obligation with respect to the payment of such principal shall have been discharged. If the Company shall default in the payment of interest due on any Interest Payment Date, then interest shall be payable from the next preceding Interest Payment Date to which interest has been paid, or, if no such interest has been paid on the bonds, from the Original Interest Accrual Date.

     The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in the Mortgage hereinafter referred to, be paid to the person in whose name this bond is registered at the close of business on


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December 31 for the January 15 Interest Payment Date and on July 1 for the July
15 Interest Payment Date (each, a Record Date), provided that, interest payable on the Maturity Date will be payable to the person to whom the principal hereof shall be payable. At the option of the Company, interest may be payable by check mailed on or prior to such interest payment date to the address of the person entitled thereto as such address shall appear on the register of the Company.

     The bonds of this series shall be issued by the Company, registered in the name of and delivered to The Bank of New York, as trustee (the 2002 Trustee) under the 2002 Indenture, to provide for the payment when due (whether at maturity, by acceleration or otherwise) of the principal and interest of the Securities (as defined in the 2002 Indenture) to be issued from time to time under the 2002 Indenture.

     The bonds of this series shall not be transferable by the 2002 Trustee, except to a successor trustee under the 2002 Indenture. Bonds of this series so transferable to a successor trustee under the 2002 Indenture may be transferred at the principal office of the Trustee in the Borough of Manhattan, The City of New York.

     Any payment by the Company under the 2002 Indenture of the principal of or premium, if any, or interest, if any, on the securities which shall been authenticated and delivered under the 2002 Indenture on the basis of the issuance and delivery to the 2002 Trustee of bonds of this series (other than by the application of the proceeds of a payment in respect of such bonds) shall, to the extent hereof, be deemed to satisfy and discharge the obligation of the Company, if any, to make a payment of principal of, or premium, or interest on such bonds, as the case may be, which is then due.

     This bond is one of an issue of bonds of the Company issuable in series and is one of a series known as its First Mortgage Bonds, 7.250% Series due 2033, all bonds of all series issued and to be issued under and equally secured by a Mortgage and Deed of Trust (herein, together with any indenture supplemental thereto, including the Sixty-fifth Supplemental Indenture dated as of December 1, 2002, called the Mortgage), dated as of December 1, 1983, executed by the Company to Irving Trust Company (now The Bank of New York), Trustee. Reference is made to the Mortgage for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the bonds and of the Trustee in respect thereof, the duties and immunities of the Trustee and the terms and conditions upon which the bonds are and are to be secured, the circumstances under which additional bonds may be issued and the definition of certain terms hereinafter used. With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or the rights of the holders of the bonds and/or coupons and/or the terms and provisions of the Mortgage may be modified or altered by such affirmative vote or votes of the holders of bonds then Outstanding as are specified in the Mortgage; provided that, without the consent of the holder hereof, no such modification or alteration shall, among other things, impair or affect the right of the holder to receive payment of the principal of this bond, on or after the due date expressed herein, or permit the creation of any lien equal or prior to the Lien of the Mortgage or deprive the holder of the benefit of a lien on the Mortgaged and Pledged Property or impair or affect the right to receive payment of interest on this bond on or after the respective due dates expressed herein, without the consent of the holder of the right to such interest.


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     The principal hereof may be declared or may become due prior to the
Maturity Date hereinbefore named on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a Default as in the Mortgage provided.

     The Company and the Trustee may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes and neither the Company nor the Trustee shall be affected by any notice to the contrary.

     In the manner prescribed in the Mortgage, any bonds of this series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, New York, are exchangeable for a like aggregate principal amount of fully registered bonds of the same series with the same Interest Rate and Maturity Date of other authorized denominations.

     As provided in the Mortgage, the Company shall not be required to make transfers or exchanges of bonds of any series for a period of fifteen days next preceding any interest payment date for bonds of said series, or next preceding any designation of bonds of said series to be redeemed, and the Company shall not be required to make transfers or exchanges of any bonds designated in whole or in part for redemption.

     The holder of this bond hereby consents that the bonds of this series may be redeemable at the option of the Company or pursuant to the requirements of the Mortgage in whole at any time, or in part from time to time, prior to the Maturity Date, without notice provided in Article XII of the Mortgage, at the principal amount of the bonds to be redeemed, in each case, together with accrued interest to the date fixed for redemption by the Company in a notice delivered by the Company to the Trustee and to the holders of the bonds to be redeemed on or before the date fixed for redemption.

     The bonds of this series shall also be redeemed, in whole at any time, or in part from time to time, prior to the Maturity Date, at a redemption price equal to the principal amount of the bonds of this series to be redeemed, in each case, together with accrued interest to the date fixed for redemption, upon receipt by the Trustee of a written notice from the 2002 Trustee (i) delivered to the Trustee and the Company, (ii) signed by its President or any Vice President, (iii) stating that an Event of Default has occurred under the 2002 Indenture and is continuing and that, as a result, there then is due and payable a specified principal amount with respect to the Securities outstanding under the 2002 Indenture, for the payment of which the 2002 Trustee has not received funds, and (iv) specifying the principal amount of the bonds of this series to be redeemed. Delivery of such notice shall constitute a waiver by the 2002 Trustee of notice of redemption under the Mortgage.

     No recourse shall be had for the payment of the principal of or interest on this bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Company or of any predecessor or successor corporation, as such, either directly or through the Company or any predecessor or successor corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers and


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directors being released by the holder or owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Mortgage.

     This bond shall not become obligatory until The Bank of New York, the Trustee under the Mortgage, or its successor thereunder, shall have signed the form of authentication certificate endorsed hereon.


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     IN WITNESS WHEREOF, ONCOR ELECTRIC DELIVERY COMPANY has caused this bond to be signed in its corporate name by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents by such officer's signature or a facsimile thereof, and its corporate seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries by such officer's signature or a facsimile thereof.


                                         ONCOR ELECTRIC DELIVERY COMPANY


                                         By /s/ Scott Longhurst
                                           ---------------------------------
                                                Scott Longhurst
                                                Senior Vice President


ATTEST:


/s/ John F. Stephens, Jr.
-----------------------------
    John F. Stephens, Jr.
    Assistant Secretary


                      TRUSTEE'S AUTHENTICATION CERTIFICATE

     This bond is one of the bonds, of the series herein designated, described or provided for in the within-mentioned Mortgage.


DATED: December 20, 2002


                                         THE BANK OF NEW YORK, as Trustee


                                         By /s/ Remo Reale
                                           ---------------------------------
                                                Authorized Officer


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